Exhibit 8.1

Office 313.465.7000 www.honigman.com

February 3, 2026

Presurance Holdings, Inc.

3001 West Big Beaver Road

Suite 319

Troy Michigan, 48084

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Presurance Holdings, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission on January 14, 2026, as amended on February 3, 2026, including the prospectus constituting Part I of the Registration Statement (the “Prospectus”). The Registration Statement relates to the distribution by the Company of non-transferable subscription rights (the “Rights”) to purchase up to 14,000,000 shares (the “Shares”) of common stock of the Company, at a subscription price of $1.00 per share. This opinion letter, regarding certain U.S. federal income tax matters, is being delivered to the Company pursuant to the Company’s request.

We have examined the Prospectus and originals or copies, certified or otherwise identified to our attention, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company, and such other documents. as we have deemed necessary or appropriate in order to enable us to render this opinion. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of all documents, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written and oral statements of officers and other representatives of the Company. We have assumed, with your permission, that all statements concerning the Rights set forth in the Prospectus and in the written and oral statements described above are and will be true, correct and complete. We have further assumed that no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

February 3, 2026

We have not independently verified all of the representations, covenants, facts or assumptions set forth in such documents or any other documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all facts stated therein. Our opinion is based on the Code, the applicable Treasury Regulations, the published rulings of the Internal Revenue Service, judicial decisions, and other relevant authority as in effect on the date hereof. It should be noted, however, that the Code, Treasury Regulations, administrative interpretations and judicial decisions are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues will not hold contrary to such opinion.

Moreover, the opinion set forth below represents our conclusions based upon the documents, facts, assumptions, representations and covenants referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions, representations or covenants, could affect the opinion stated herein.

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.

Based on and subject to the foregoing. we advise you that, subject to the limitations and qualifications, and based on the assumptions, described herein and in the Prospectus, the statements of law and legal conclusions set forth in the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus constitute our opinion as to the material United States federal income tax consequences of the receipt, exercise or expiration of the Rights and the ownership and disposition of Shares that generally may apply to a “U.S. Holder” (as defined in the materiel under such caption), as applicable, under currently applicable law.

Other than as expressly stated above, we express no opinion as to any other U.S. federal income tax issue or matter relating to the Company. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law.

This opinion is being issued to you in connection with the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

February 3, 2026

Very truly yours,

/s/ Honigman LLP HONIGMAN LLP

JHC/INAP/SZKA/SEME

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506